Exhibit 10.1

3450 East Miraloma Avenue, Anaheim, CA 92806-2101
(714) 414-4000
pacsun.com.
October 3, 2005
Wendy Burden
7595 South Goodrich Square
New Albany, Ohio 43054
Dear Wendy:
     I am extremely pleased to offer you the position of Chief Operating Officer of Pacific Sunwear of California, Inc., (“the Company”), reporting directly to the Chief Executive Officer. In this position, you will be part of the Executive Committee of the Company as well as part of the Operating Committee for the Company and will be one of the key decision-makers of the business. Your anticipated start date will be on or about November 8, 2005. The following are points pertaining to your Pacific Sunwear employment:
1.	Your annual salary will be $525,000. You will be eligible to receive a performance and salary review for fiscal 2005, with any merit increase prorated to reflect your tenure during fiscal 2005. Said review is conducted and is effective during March/April 2006, and annually thereafter.

2.	You will be provided with a sign-on bonus in the pre-tax amount of $100,000, to be paid within two weeks of your start date. Said bonus is paid with the agreement from you that you will repay such funds in the event you that you leave the company within one year of employment, other than if such transition is through no fault of your own.

3.	You will be eligible for our 2005 bonus plan, prorated for the period of your employment during Fiscal 2005. Any bonus payments are made in or around April 2006. Your target bonus potential is 50% of your salary based on both Company net income for the fiscal year and on your individual performance. (80% of the bonus is earnings-related and 20% is discretionary, based on your individual performance.) The Company bonus has a potential upside of 200% (i.e., 100% of your salary, with the same distribution of 80% based on company performance and 20% based on individual performance). You must be employed on the date the bonus is paid in order to be eligible for any part of your bonus. The bonus is calculated based on the fiscal year’s performance of the Company. You will be guaranteed a minimum bonus in the amount of $125,000 for fiscal 2005. The bonus plan can change in future years.

4.	You will be granted 70,000 shares of stock options at the fair market value as of the close of business on your first day of employment with the Company. Options have a four (4) year vesting, with 25% vested after the first year of service and subsequent monthly vesting thereafter consistent with an additional 25% vesting per year. The Company reserves the right to utilize an alternate instrument of equivalent value.

5.	You will be eligible for a car allowance in the pretax amount of $9,000 annually, paid on a bi-weekly basis.

6.	You will be eligible for 4 weeks of paid vacation annually for your first five years of employment and 5 weeks annually thereafter. Vacation is accrued proportionately per pay period.

7.	The Company will pay for reasonable and customary expenses in regard to your move from New Albany, Ohio to the Orange County area, consistent with the terms and conditions of the relocation benefits provided to executives. Relocation benefits are provided with the understanding, and a separately signed agreement, that costs associated with relocation will be reimbursed by you in the event that you leave the company within one year of employment, other than if such transition is through no fault of your own.

8.	You have indicated that you are under no contractual restrictions that would prevent you from accepting employment with the Company.
You will be entitled to all other Company benefits provided to executives. Currently, those benefits include, but are not limited to, medical, dental, vision, basic and supplemental life and disability insurance. Additionally, we have available an executive deferred compensation plan with a number of different investment options. The Company reserves the right to periodically change benefits.
Wendy, we are extremely excited about the prospect of having you join our organization. Having you as part of our executive team will add a needed expertise and perspective that will assure us of the continued success of the company. We look forward to having your leadership and your impact on the business.
Sincerely,
/s/ SETH R. JOHNSON
Seth R. Johnson
Chief Executive Officer
I acknowledge receipt and acceptance of the above offer of employment with Pacific Sunwear of California, Inc. In this capacity, my services would be exclusively retained by Pacific Sunwear foregoing all previous or future services elsewhere during my employment by the Company. I understand and acknowledge that Pacific Sunwear of California, Inc. is an at-will employer.
Upon acceptance of the above offer, please forward or fax a signed copy of page two only to Human
Resources at (714) 414-4260.

Signature:	/s/ WENDY E. BURDEN Wendy E. Burden	Date:	October 4, 2005